Exhibit 99.1

Contacts:

Tom Ward	317-685-7330	Investors
Nicole Kennon	704-804-1960	Media

SIMON PROPERTY GROUP ANNOUNCES RETIREMENT OF HERBERT SIMON

Indianapolis, Indiana – February 6, 2025 – The Board of Directors of Simon Property Group, Inc. (NYSE: SPG) today announced that Herbert Simon Chairman Emeritus of the Board of Directors has retired effective February 4, 2025.

Herbert Simon stated, “Mel and I started our real estate journey 65 years ago having no idea where it would take us.  Simon has grown to be one of the most respected and successful companies in the world.  With David's leadership as CEO starting 30 years ago in 1994, I expect that SPG will continue to grow and prosper for many years to come.  I look forward to watching its continued success with all the future opportunities brought its way.”

David Simon, Chairman, Chief Executive Officer and President, stated, “Our Company has benefited greatly from Herb’s unique knowledge and experience as one of our co-founders, and I thank him immensely on behalf of myself, the Board, our management team and more than 3,600 employees.”

About Simon

Simon® is a real estate investment trust engaged in the ownership of premier shopping, dining, entertainment and mixed-use destinations and an S&P 100 company (Simon Property Group, NYSE: SPG). Our properties across North America, Europe and Asia provide community gathering places for millions of people every day and generate billions in annual sales.